EXHIBIT 21

                                  SUBSIDIARIES

                                                       State or Other
                                                       Jurisdiction of
Parent                                                 Incorporation
------                                                 ---------------

Cecil Bancorp, Inc.                                     Maryland



Subsidiaries (1)
----------------

Cecil Federal Savings Bank                            United States

Columbian Bank, A Federal Savings Bank                United States


Subsidiaries of Cecil Federal Savings Bank

Cecil Service Corporation                               Maryland

Cecil Financial Services Corporation                    Maryland











_______________
(1) The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in Item 8 hereof.